UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 20, 2013

RADIANT LOGISTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35392	04-3625550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 114th Avenue, S.E., Third Floor, Bellevue, WA 98004

(Address of Principal Executive Offices) (Zip Code)

(425) 943-4599

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

The information provided in Item 8.01 of this report is incorporated herein by reference.

Item 8.01	Other Events

On December 20, 2013, Radiant Logistics, Inc. (the “Company,” “we” or “us”) completed a public offering of 800,000 shares of its 9.75% series A cumulative redeemable perpetual preferred stock (“Series A Stock”) at $25 per share. In addition, the underwriters also exercised a portion of their overallotment option and purchased an additional 39,200 shares of Series A Stock from us at $25 per share. We received gross proceeds in the offering of approximately $21 million, before deducting the underwriting discount and other estimated offering costs.

We used a portion of the proceeds from the offering to repay the outstanding balance owed under the senior subordinated notes issued to Caltius Partners IV, LP and Caltius Partners Executive IV, LP (collectively, “Caltius”). Although we repaid the entire outstanding balance owed to Caltius, we are still subject to continuing obligations under that certain Investment Agreement, dated as of December 1, 2011, as amended, by and among us and Caltius, and that certain Investor Rights Agreement, dated as of December 1, 2011, by and among us and Caltius, including without limitation, the obligation to provide certain registration rights on shares of our common stock acquired by Caltius in connection with the Caltius financing.

The press release describing the offering is included as Exhibit 99.1 to this report and incorporated by reference in its entirety into this Item 8.01.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

No.	Description

99.1	Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Radiant Logistics, Inc.

Date: December 27, 2013	By:	/s/ Robert L. Hines, Jr.
Robert L. Hines, Jr.
General Counsel